Exhibit 99.1

For Immediate Release

NEWS

Contact:	John Haudrich (investors), 314-746-1266
Tom Lange (media), 314-746-1236
www.smurfit-stone.com

SMURFIT-STONE CONTAINER CORPORATION
ANNOUNCES SALE OF ITS CONSUMER PACKAGING SEGMENT TO
TEXAS PACIFIC GROUP

CHICAGO, May 11, 2006 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that it has entered into a definitive agreement to sell all of the assets of its consumer packaging segment to a company formed by Texas Pacific Group (“TPG”) for approximately $1.04 billion in cash. Texas Pacific Group has arranged fully committed financing for the transaction, which the parties expect to complete by the end of the second quarter. The businesses to be sold employ approximately 6,600 employees and include:

•                  Four coated recycled boxboard mills; and

•                  39 consumer packaging converting operations in the United States including folding carton, multiwall and specialty bag, flexible packaging, label, contract packaging and lamination businesses; and

•                  One consumer packaging converting plant in Brampton, Ontario.

“Today’s announcement represents an important milestone in the execution of our strategic plan, which includes improving the company’s financial flexibility through debt reduction,” said Patrick J. Moore, Smurfit-Stone chairman and chief executive officer. “The transaction meets our expectation of value and we will be able to use essentially all of the proceeds to reduce our debt. It was very important to obtain a deal with fully committed financing that could be closed quickly and minimize disruption to our customers and employees.”

TPG manages one of the world’s largest private investment companies. The firm has a long history of successfully acquiring divisions of larger corporations, including Beringer (Nestlé), Burger King (Diageo), ON Semiconductor (Motorola), Paradyne and GlobeSpan (Lucent), and Texas Genco (CenterPoint Energy), among others. Today, portfolio companies controlled by TPG have combined revenues of more than $65 billion, operate in over 120 countries, employ nearly 300,000 employees and, were they to be aggregated, would create the 16th largest business of the Fortune 500.

Smurfit-Stone also announced that John M. Riconosciuto has resigned as the company’s chief operating officer to become the chief executive officer of the newly formed consumer packaging business for Texas Pacific Group.

“We extend our best wishes to John and our consumer packaging colleagues, and we are confident that these businesses will enjoy long-term success under John’s leadership and the ownership of Texas Pacific Group. We look forward to enjoying a close working relationship with these businesses to our mutual benefit and the benefit of our customers,” Moore said.

“The sale of the consumer packaging division is a winning outcome for both Smurfit-Stone and TPG,” Mr. Riconosciuto said. “TPG has a great track record of growing successful businesses and is fully committed to the successful future of our company, our customers, and our employees, which is why I am excited to partner with them in this venture. With the promise of new capital for operations and acquisitions, and a consistent focus on product innovation and customer service, the company will be in position to extend its long history of successful operations.”

“I also extend sincere good wishes for future success to my colleagues at Smurfit-Stone,” Riconosciuto concluded.

JP Morgan and Winston & Strawn LLP served as advisors to Smurfit-Stone and Lehman Brothers, Bank of America and Simpson Thacher & Bartlett LLP served as advisors to Texas Pacific Group on the transaction.

Annual Stockholder Meeting Results

Smurfit-Stone announced at its annual meeting of stockholders, held yesterday, that all of the members of its Board of Directors were re-elected for an additional one year term, and Ernst & Young LLP was ratified as the independent registered public accounting firm for the company for 2006.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 240 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 33,500 people.

Texas Pacific Group is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. With offices in San Francisco, CA, London, England and Fort Worth, TX, TPG has extensive experience with public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures, and restructurings. TPG seeks to invest in world-class franchises across a range of industries, including branded consumer franchises (Bally, Del Monte Foods, Ducati), retail (Debenhams, J.Crew, Neiman Marcus, Petco), airlines (America West, Continental), media and communications (Findexa, MGM, TIM Hellas), industrials (British Vita, Grohe, KRATON Polymers, Texas Genco), technology (Lenovo, MEMC, Seagate), financial services (Endurance Specialty Holdings, Fidelity National Information Services, Linsco/Private Ledger) and healthcare (IASIS Healthcare, Oxford Health Plans, Quintiles Transnational), among others. Visit www.texaspacificgroup.com.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2005, as updated from time to time in the company’s Securities and Exchange Commission filings.